Exhibit 5.1

May 20, 2021

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, Idaho 83815-9408

Hecla Mining Company

Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel for Hecla Mining Company, a Delaware corporation (the “Company”), and have acted as securities counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Act”) of up to 1,500,000 shares of the Company’s common stock (the “Shares”) available for issuance in connection with the Hecla Mining Company Key Employee Deferred Compensation Plan (the “Plan”).

In connection with this opinion, I have examined and am familiar with: (1) the Company’s Certificate of Incorporation and Bylaws, as currently in effect; (2) the Plan; (3) the Registration Statement; and (4) such resolutions of the Company’s Board of Directors and other corporate records, documents and instruments as in my opinion are necessary or relevant as the basis for the opinions expressed below.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that when issued, delivered and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety by, and subject to, the following:

i.

I express no opinion as to the laws of any jurisdiction other than the Included Laws. For purposes of this opinion, the term “Included Laws” means the Laws of the State of Delaware that are, in my experience, normally applicable to the matters covered by my opinion, including the Delaware General Corporation Law, any applicable provisions of the Constitution of the State of Delaware, and applicable judicial decisions.

ii.

This letter and the matters addressed herein are as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity, including governmental authorities, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to me under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ David C. Sienko